                                    Exhibit 99.1

macy's inc.

Contacts:

   Media - Jim Sluzewski

513/579-7764

   Investor – Matt Stautberg

513/579-7780

FOR IMMEDIATE RELEASE

MACY’S, INC. SAME-STORE SALES UP 4.1% IN OCTOBER

Company raises same-store sales guidance for second half of 2012

CINCINNATI, Ohio, November 1, 2012 – Macy’s, Inc. today reported total sales of $1.908 billion for the four weeks ended Oct. 27, 2012, an increase of 3.6 percent compared with total sales of $1.842 billion in the four weeks ended Oct. 29, 2011. On a same-store basis, Macy’s, Inc. sales were up 4.1 percent in October as compared to October 2011.

“Business was strong in October, and we delivered a solid performance in the third quarter,” said Terry J. Lundgren, chairman, president and chief executive officer of Macy’s, Inc. “The key growth strategies we put in place three years ago continue to provide us new opportunities for continuous improvement in driving sales. We are feeling confident about our prospects for the upcoming holiday season and have increased our sales guidance for the fall season, despite the interruption caused by Hurricane Sandy in the first few days of the fourth quarter.”

More than 200 Macy’s and Bloomingdale’s stores were closed for some period of time (ranging from a few hours to multiple days) as a result of Hurricane Sandy. The company is confident that it can make up some or most of the lost sales through the remainder of the quarter.

“Our thoughts and prayers continue to go out to the thousands of our associates and millions of our customers who were affected by the hurricane. In our preparation for the storm, their safety was our utmost concern. We are grateful to the teams in our stores, systems, logistics and central office operations for their extraordinary efforts in helping us to prepare thoroughly and recover quickly from Hurricane Sandy,” Lundgren said.

Given strong third quarter sales performance, Macy’s, Inc. is raising its guidance for same-store sales growth in the second half of 2012 to approximately 4 percent (an increase from previous guidance of up approximately 3.7 percent). This calculates to guidance for same-store sales in the fourth quarter to grow by approximately 4.2 percent.

For the third quarter of 2012, the company’s total sales were $6.076 billion, an increase of 3.8 percent compared with total sales of $5.853 billion in the same 13-week period last year. On a same-store basis, Macy’s, Inc.’s third-quarter sales were up 3.7 percent.

For the year to date, Macy’s, Inc. sales totaled $18.337 billion, up 3.7 percent from total sales of $17.681 billion in the first 39 weeks of 2011. On a same-store basis, Macy’s, Inc.’s year-to-date sales were up 3.7 percent.

Online sales (macys.com and bloomingdales.com combined) were up 44.6 percent in October, 40.4 percent in the third quarter and 36.8 percent year-to-date in 2012 compared to 2011. Online sales positively affected the company’s same-store sales by 2.2 percentage points in the third quarter and 1.8 percentage points in the year to date. Online sales are included in the same-store sales calculation for Macy's, Inc.

Macy’s, Inc. is scheduled to report its third quarter earnings on Wednesday, Nov. 7, and will webcast a call with financial analysts and investors that day at 10:30 a.m. (ET). Macy's, Inc.'s webcast is accessible to the media and general public via the company's website at www.macysinc.com.  Analysts and investors may call in on 1-888-724-9511, passcode 5303489. A replay of the conference call can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy’s, Inc., with corporate offices in Cincinnati and New York, is one of the nation’s premier retailers, with fiscal 2011 sales of $26.4 billion. The company operates about 840 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy’s and Bloomingdale’s, as well as the macys.com and bloomingdales.com websites. The company also operates 11 Bloomingdale’s Outlet stores.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom).